Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS FIRST-QUARTER FINANCIAL RESULTS

Container Volume Increases 7.6% and Operating Revenue Rises 3.0% from Year Ago

However, Higher Vessel Dry-dock Transit Costs Depress Earnings

CHARLOTTE, NC, May 7, 2014 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal first quarter ended March 23, 2014.

Financial results are being presented on a continuing operations basis.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarters Ended
(in millions, except per share data)*	3/23/2014	3/24/2013

GAAP:
Operating revenue	$251.9	$244.5
Operating loss	$(8.6)	$(4.3)
Net loss	$(26.3)	$(20.1)
Net loss per share	$(0.66)	$(0.58)

Non-GAAP:*
EBITDA	$4.9	$8.4
Adjusted operating (loss) income	$(6.6)	$1.1
Adjusted EBITDA	$6.8	$13.7
Adjusted net loss	$(24.1)	$(14.5)
Adjusted net loss per share	$(0.60)	$(0.42)

* See attached schedules for reconciliation of first-quarter 2014 and 2013 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 39.9 million basic and fully diluted shares outstanding for the 2014 first quarter, compared with 34.7 million basic and fully diluted shares outstanding for the 2013 period.

“Horizon Lines generated 7.6% higher revenue container volume over the same period a year ago, driven largely by volume increases in our Hawaii and Puerto Rico trade lanes, which were partially offset by lower volumes in our Alaska market,” said Sam Woodward, President and Chief Executive Officer. “Volume increases in our Hawaii market were predominantly due to modest growth in the Hawaii economy, including construction materials and tourism, as well as an increase in automobile shipments. Improvement in our Puerto Rico lift was primarily due to the full quarter impact of 2013’s addition of a bi-weekly Jacksonville sailing to our southbound service between Houston and San Juan, as well as market share gains in our service between Philadelphia and San Juan.

“The 3.0% improvement in operating revenue over the same period a year ago was due to the higher revenue container volume, which was partially offset by a 3.8% decrease in average unit revenue,” Mr. Woodward said. “The decline in our container rates was mainly due to lower bunker and intermodal fuel surcharges, the competitive environment in the Puerto Rico market, and a shift in cargo mix. The adjusted EBITDA shortfall of $6.9 million from a year ago was primarily due to a $6.9 million increase in fuel and labor costs associated with vessel dry-docking transits. Lower rates, net of fuel and contractual cost increases were offset by higher volumes and the elimination of vessel lease expense due to the purchase of the D7 vessels in January 2013.”

First-Quarter 2014 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2014 first quarter totaled 55,223 revenue loads, up 7.6% from 51,321 loads for the same period a year ago. The increase was primarily due to improved volumes in our Hawaii and Puerto Rico markets, partially offset by a decline in volumes in our Alaska market. Unit revenue per container totaled $4,197 in the 2014 first quarter, compared with $4,363 a year ago. First-quarter unit revenue per container, net of fuel surcharges, was $3,221, down 2.0% from $3,286 a year ago. Vessel fuel costs averaged $638 per metric ton in the first quarter, 5.5% below the average price of $675 per ton in the same quarter a year ago.

Operating Revenue – First-quarter operating revenue from continuing operations grew 3.0% to $251.9 million from $244.5 million a year ago. The factors driving the $7.4 million revenue improvement were a $12.9 million volume increase, driven by higher volumes in our Hawaii market, the addition of a bi-weekly Jacksonville sailing to our southbound service between Houston and San Juan, and a $0.2 million rise in non-transportation services revenue. These were partially offset by a $3.2 million decrease in container revenue rates and a $2.4 million drop in bunker and intermodal fuel surcharges.

Operating Loss – The GAAP operating loss from continuing operations for the first quarter totaled $8.6 million, compared with an operating loss of $4.3 million a year ago. The $4.3 million decline was mainly due to higher fuel and labor costs associated with dry-docking transits and contractual cost increases that impacted marine, inland transportation and terminal expenses. The 2014 first-quarter GAAP operating loss includes charges totaling $1.9 million associated with employee severance and certain legal expenses. The 2013 first-quarter GAAP operating loss includes $5.4 million of costs associated with a restructuring charge, employee severance, and certain legal expenses. (See reconciliation tables for specific line-item amounts.) Adjusting for these items, the first-quarter 2014 adjusted operating loss from continuing operations totaled $6.6 million, compared with adjusted operating income of $1.1 million a year ago.

EBITDA – EBITDA from continuing operations totaled $4.9 million for the 2014 first quarter, compared with $8.4 million for the same period a year ago. Adjusted EBITDA from continuing operations for the first quarter of 2014 was $6.8 million versus $13.7 million for 2013. EBITDA and adjusted EBITDA for the 2014 and 2013 first quarters were impacted by the same factors affecting operating loss. Additionally, 2014 and 2013 first quarter adjusted EBITDA reflect the exclusion of $71 thousand and $45 thousand, respectively, of non-cash gains on marking the conversion feature in the company’s convertible debt to fair value. (See reconciliation tables for specific line-item amounts.)

Horizon Lines 1st Quarter 2014	Page 2 of 12

Net Loss – On a GAAP basis, the first-quarter net loss from continuing operations totaled $26.3 million, or $0.66 per share, on a weighted average of 39.9 million basic and fully diluted shares outstanding. This compares with year-ago net loss of $20.1 million, or $0.58 per share, based on a weighted average of 34.7 million basic and fully diluted shares outstanding. On an adjusted basis, the first-quarter net loss from continuing operations totaled $24.1 million, or $0.60 per share, compared with an adjusted net loss of $14.5 million, or $0.42 per share, a year ago. The 2014 and 2013 first-quarter net losses reflect the same items impacting adjusted EBITDA. Additionally, the adjusted net loss for both periods excludes the non-cash accretion of payments associated with certain legal settlements, and includes the tax impact of the adjustments. (See reconciliation tables for specific line-item amounts.)

Shares Outstanding – The company had a weighted daily average of 39.9 million basic and fully diluted shares outstanding for the first quarter of 2014. This compares with a weighted daily average of 34.7 million basic and fully diluted shares outstanding for the 2013 first quarter. At April 30, 2014, the equivalent of 91.8 million fully diluted shares of the company’s stock were outstanding, consisting of 38.9 million shares of common stock and warrants convertible into 52.9 million shares of common stock.

Liquidity, Credit Facility Compliance & Debt Structure – The company had total liquidity of $48.6 million as of March 23, 2014, consisting of cash of $1.5 million and $47.1 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $528.3 million, consisting of: $220.5 million of 11.00% first-lien secured notes due October 15, 2016; $183.9 million of second-lien secured notes due October 15, 2016, bearing interest at 15.00% being paid in kind with additional second-lien secured notes; $13.5 million drawn on the ABL facility, maturing October 5, 2016, and bearing interest at a weighted average of 3.16%; a $75.8 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $12.6 million in capital leases. The company’s weighted average interest rate for funded debt was 11.96%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million. Letters of credit issued against the ABL facility totaled $12.1 million at March 23, 2014.

Please see attached schedules for the reconciliation of first-quarter 2014 and 2013 reported GAAP results and Non-GAAP adjusted results.

Horizon Lines 1st Quarter 2014	Page 3 of 12

Outlook

We expect 2014 revenue container loads to be above 2013 levels due to anticipated modest volume growth in all three markets we serve. This projected volume growth takes into consideration the estimated impacts of a new competitor that entered the Puerto Rico Gulf service in May 2013, as well as a second vessel being added by a competitor in our Hawaii service during the fourth quarter of 2014, partially offset by the full-year impact of adding a bi-weekly Jacksonville sailing to our southbound service between Houston, Texas and San Juan, Puerto Rico.

Overall, container rates are expected to be below 2013 levels due to very competitive market conditions and a slight change in cargo mix. The new vessel capacity added in Puerto Rico in 2013 and expected to be added in Hawaii in 2014 will continue to impact rates as well.

We will experience increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others. Although the number of vessels being dry-docked in 2014 is less than 2013, the costs associated with repositioning vessels and expenses related to spare vessels will slightly exceed 2013 levels.

We expect 2014 financial results to approximate 2013 results, with 2014 adjusted EBITDA projected between $85.0 million and $95.0 million, compared with $95.2 million in fiscal 2013.

Based on our current level of operations, we believe cash flow from operations and borrowings available under the ABL Facility will be adequate to support our business plans. We expect total liquidity during 2014 to reach a low of approximately $35.0 million during the second quarter, then build over the balance of the year and end 2014 at approximately $70.0 million.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Horizon Lines 1st Quarter 2014	Page 4 of 12

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: unfavorable economic conditions in the markets we serve, despite general economic improvement elsewhere; our substantial leverage may restrict cash flow and thereby limit our ability to invest in our business; the vessels in our fleet continue to age, and we may not have the resources to replace our vessels; our ability to obtain financing on acceptable terms to pay for the potential vessel repowering project; our ability to manage the potential vessel repowering project effectively to deliver the results we hope to achieve; volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; the start-up of any additional Jones-Act competitors; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; failure to comply with the various ownership, citizenship, crewing, and build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; or unexpected substantial dry-docking or repair costs for our vessels.

Horizon Lines 1st Quarter 2014	Page 5 of 12

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release (including the exhibits hereto) might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

See the section entitled “Risk Factors” in our Form 10-K for the fiscal year ended December 22, 2013, as filed with the SEC for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

(tables follow)

Horizon Lines 1st Quarter 2014	Page 6 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	March 23, 2014	December 22, 2013
Assets
Current assets
Cash	$1,479	$5,236
Accounts receivable, net of allowance	114,376	100,460
Materials and supplies	26,193	23,369
Deferred tax asset	1,140	1,140
Other current assets	8,537	8,915

Total current assets	151,725	139,120
Property and equipment, net	223,390	226,838
Goodwill	198,793	198,793
Intangible assets, net	32,132	35,154
Other long-term assets	26,086	24,702

Total assets	$632,126	$624,607

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$48,050	$49,897
Current portion of long-term debt, including capital lease	13,753	11,473
Other accrued liabilities	93,686	77,406

Total current liabilities	155,489	138,776
Long-term debt, including capital lease, net of current portion	523,871	504,845
Deferred tax liability	1,571	1,391
Other long-term liabilities	20,461	23,387

Total liabilities	701,392	668,399

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 38,928 and 38,885 shares issued and outstanding as of March 23, 2014 and December 22, 2013, respectively	999	999
Additional paid in capital	384,768	384,073
Accumulated deficit	(456,129)	(429,891)
Accumulated other comprehensive income	1,096	1,027

Total stockholders’ deficiency	(69,266)	(43,792)

Total liabilities and stockholders’ deficiency	$632,126	$624,607

Horizon Lines 1st Quarter 2014	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended
	March 23, 2014	March 24, 2013
Operating revenue	$251,935	$244,491
Operating expense:
Vessel	77,962	76,237
Marine	54,688	49,384
Inland	46,839	41,891
Land	37,362	35,444
Rolling stock rent	9,703	9,652

Cost of services (excluding depreciation expense)	226,554	212,608
Depreciation and amortization	8,452	9,571
Amortization of vessel dry-docking	4,949	3,032
Selling, general and administrative	20,165	19,736
Restructuring charge	5	4,844
Miscellaneous expense (income), net	378	(1,005)

Total operating expense	260,503	248,786
Operating loss	(8,568)	(4,295)
Other expense:
Interest expense, net	17,494	15,700
Gain on change in value of debt conversion features	(71)	(45)
Other expense, net	1	3

Loss from continuing operations before income taxes	(25,992)	(19,953)
Income tax expense	283	120

Net loss from continuing operations	(26,275)	(20,073)
Net income (loss) from discontinued operations	37	(278)

Net loss	$(26,238)	$(20,351)

Basic and diluted net loss per share:
Continuing operations	$(0.66)	$(0.58)
Discontinued operations	0.00	(0.01)

Basic and diluted net loss per share	$(0.66)	$(0.59)

Number of weighted average shares used in calculations:
Basic	39,917	34,746
Diluted	39,917	34,746

Horizon Lines 1st Quarter 2014	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Quarters Ended
	March 23, 2014	March 24, 2013
Cash flows from operating activities:
Net loss from continuing operations	$(26,275)	$(20,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,276	6,112
Amortization of other intangible assets	2,176	3,459
Amortization of vessel dry-docking	4,949	3,032
Amortization of deferred financing costs	846	752
Gain on change in value of conversion features	(71)	(45)
Restructuring charge	5	4,844
Deferred income taxes	135	116
Gain on equipment disposals	(217)	(1,038)
Stock-based compensation	733	1,601
Payment-in-kind interest expense	6,972	6,232
Accretion of interest on debt	290	171
Other non-cash interest accretion	284	265
Changes in operating assets and liabilities:
Accounts receivable	(13,885)	(6,540)
Materials and supplies	(2,823)	3,640
Other current assets	378	(707)
Accounts payable	(1,843)	(5,919)
Accrued liabilities	16,206	13,680
Vessel rent	—	(777)
Vessel dry-docking payments	(5,060)	(4,438)
Legal settlement payments	(4,000)	(6,500)
Other assets/liabilities	(218)	(683)

Net cash used in operating activities from continuing operations	(15,142)	(2,816)
Net cash used in operating activities from discontinued operations	(102)	(752)

Cash flows from investing activities:
Purchases of property and equipment	(1,938)	(93,105)
Proceeds from the sale of property and equipment	839	2,329

Net cash used in investing activities from continuing operations	(1,099)	(90,776)

Cash flows from financing activities:
Proceeds from issuance of debt	—	95,000
Borrowing under ABL facility	25,700	—
Payments under ABL facility	(12,200)	(11,500)
Payments of financing costs	(11)	(5,289)
Payments on capital lease obligations	(903)	(536)

Net cash provided by financing activities	12,586	77,675

Net decrease in cash from continuing operations	(3,655)	(15,917)
Net decrease in cash from discontinued operations	(102)	(752)

Net decrease in cash	(3,757)	(16,669)
Cash at beginning of period	5,236	27,839

Cash at end of period	$1,479	$11,170

Horizon Lines 1st Quarter 2014	Page 9 of 12

Horizon Lines, Inc.

Adjusted Operating (Loss) Income Reconciliation

(in thousands)

	Quarter Ended March 23, 2014	Quarter Ended March 24, 2013
Operating Loss	$(8,568)	$(4,295)

Adjustments:
Union/Other Severance	1,104	300
Antitrust and False Claims Legal Expenses	768	212
Legal Settlement	45	—
Restructuring Charge	5	4,844

Total Adjustments	1,922	5,356

Adjusted Operating (Loss) Income	$(6,646)	$1,061

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended March 23, 2014	Quarter Ended March 24, 2013
Net Loss	$(26,238)	$(20,351)
Net Income (Loss) from Discontinued Operations	37	(278)

Net Loss from Continuing Operations	(26,275)	(20,073)

Adjustments:
Union/Other Severance	1,104	300
Antitrust and False Claims Legal Expenses	768	212
Accretion of Non-Cash Interest	284	265
Legal Settlement	45	—
Restructuring Charge	5	4,844
Gain on Change in Value of Debt Conversion Features	(71)	(45)
Tax Impact of Adjustments	—	6

Total Adjustments	2,135	5,582

Adjusted Net Loss from Continuing Operations	$(24,140)	$(14,491)

Horizon Lines 1st Quarter 2014	Page 10 of 12

Horizon Lines, Inc.

Adjusted Net Loss Per Share Reconciliation

	Quarter Ended March 23, 2014	Quarter Ended March 24, 2013
Net Loss Per Share	$(0.66)	$(0.59)
Net Loss Per Share from Discontinued Operations	—	(0.01)

Net Loss Per Share from Continuing Operations	(0.66)	(0.58)

Adjustments Per Share:
Union/Other Severance	0.03	0.01
Antitrust and False Claims Legal Expenses	0.02	—
Accretion of Non-Cash Interest	0.01	0.01
Restructuring Charge	—	0.14

Total Adjustments	0.06	0.16

Adjusted Net Loss Per Share from Continuing Operations	$(0.60)	$(0.42)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended March 23, 2014	Quarter Ended March 24, 2013
Net Loss	$(26,238)	$(20,351)
Net Income (Loss) from Discontinued Operations	37	(278)

Net Loss from Continuing Operations	(26,275)	(20,073)

Interest Expense, Net	17,494	15,700
Tax Expense	283	120
Depreciation and Amortization	13,401	12,603

EBITDA	4,903	8,350
Union/Other Severance	1,104	300
Antitrust and False Claims Legal Expenses	768	212
Legal Settlement	45	—
Restructuring Charge	5	4,844
Gain on Change in Value of Debt Conversion Features	(71)	(45)

Adjusted EBITDA	$6,754	$13,661

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors' results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 1st Quarter 2014	Page 11 of 12

Horizon Lines, Inc.

2014 Projected EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2014
Net Loss from Continuing Operations	$(40,446) – (30,446)
Interest Expense, Net	70,905
Income Taxes	355
Depreciation and Amortization	51,070

EBITDA	81,884 – 91,884
Antitrust and False Claims Legal Expenses	1,500
Severance	1,250
Impairment Charges	250
Gain on Change in Value of Debt Conversion Features	71
Legal Settlement	45

Adjusted EBITDA	$85,000 – 95,000

# # #

Horizon Lines 1st Quarter 2014	Page 12 of 12